                                 ALPHA PRO TECH, LTD.
                                  60 Centurian Drive
                                      Suite 112
                                   Markham, Ontario
                                       L3R 9R2

                             Telephone:   (905) 479-0654

                               NOTICE OF ANNUAL MEETING


TAKE NOTICE that the 1997 Annual Meeting of Shareholders of Alpha Pro Tech, Ltd., (the "Company") will be held at Rio Rico Resort and Country Club, 1069 Camino Caralampi, Rio Rico, Arizona 85648 on:

                                FRIDAY, JUNE 20, 1997

at the hour of 10:00 o'clock A.M. (local time) for the following purposes:

1.       To elect five directors

2.       To amend the Company's 1993 Incentive Stock Option Plan so as to
increase the       number of shares available under the Plan

3.       To ratify the appointment of independent accountants

4. To transact such other business as may properly come before the Meeting

Accompanying this Notice is the Proxy Statement and Form of Proxy


Only Shareholders of record at the close of business on May 7, 1997 will be entitled to vote at the meeting and any adjournments thereof.

DATED:   Markham, Ontario, May 9, 1997

                          BY ORDER OF THE BOARD OF DIRECTORS

                                     "Al Millar"
                                      President

                                YOUR VOTE IS IMPORTANT

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. IF YOU CHOOSE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND PERSONALLY CAST YOUR VOTES.

                                 ALPHA PRO TECH, LTD.
                                  60 CENTURION DRIVE
                                      SUITE 112
                                   MARKHAM, ONTARIO
                                       L3R 9R2

                                   PROXY STATEMENT

                                REVOCABILITY OF PROXY

This Proxy Statement and accompanying proxy are first being sent to shareholders on or about May 9, 1997.

The accompanying proxy is solicited by the Board of Directors. It may be revoked at any time before being voted by written notice given to the secretary of the meeting or by the delivery of a later dated proxy. Shares represented by properly executed proxies received by the Company prior to the meeting and not revoked, will be voted, and where a shareholder specifies a choice with respect to the matter to be voted upon, the shares will be voted in accordance with the specifications so made. Where no specification is made, the proxies will be voted FOR the election of directors (except to the extent that authority therefore is withheld) and FOR Proposals 2 and 3 described in this Proxy Statement. The Board of Directors is not aware at the date hereof of any other matter proposed to be presented at the meeting, and does not believe that any matter may be properly presented other than the election of directors and Proposals 2. and 3. If any other matter is properly presented, the persons named in the enclosed form of proxy will have discretionary authority to vote thereon according to their best judgment. Presence at the meeting does not of itself revoke the proxy.

                                        VOTING

The only securities of the Company entitled to be voted are shares of Common Stock.

    A quorum consisting of a majority of all shares outstanding and entitled to vote at the meeting, present in person or by proxy, is required for the purpose of considering the matters to come before the meeting. A quorum being present, directors are elected by a plurality of shares present in person or represented by proxy and entitled to vote and the approval of the amendment to the 1993 Incentive Stock Option Plan and the ratification of the appointment of independent accountants requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote.

At the meeting, abstentions and broker non-votes (as hereinafter defined) will be counted as present for the purpose of determining the presence of a quorum. For the purpose of computing the vote required for approval of matters to be voted on at the meeting, shares held by shareholders who abstain from voting will be treated as being "present" and "entitled to vote" on the matter and thus, an abstention has the same legal effect as a vote against the matter. However, in the case of a broker non-vote or where a shareholder withholds authority from his proxy to vote the proxy as to a particular matter, such shares will not be treated as "present" and "entitled to vote" on the matter and, thus, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on the matter. A "broker non-vote" refers to shares represented at the meeting in person or by proxy by a broker of nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and
(ii) the broker or nominee does not have discretionary voting power on such matter.

The Company is authorized to issue 50,000,000 Common Shares, par value $.01 per share. There is one class of shares only. There are issued and outstanding 23,763,441 shares as of the close of business May 7, 1997, the record date for the meeting, each of which is entitled to one vote on each matter to be voted on at the meeting.

                           PERSONS MAKING THE SOLICITATION

Solicitations will be made by mail and possibly supplemented by telephone or other personal contact to be made without special compensation by regular officers and employees of the Company. The Company may reimburse shareholder's nominees or agents (including brokers holding shares on behalf of clients) for the cost incurred in obtaining from their principals authorization to execute forms of proxy. No solicitation will be made by specifically engaged employees or soliciting agents. The cost of solicitation will be borne by the Company.

                                    ANNUAL REPORT

The Annual Report for the year ended December 31, 1996 containing financial and other information about the Company and its subsidiaries is enclosed.

PROPOSAL 1.

ELECTION OF DIRECTORS

Each Director of the Company is elected annually and holds office until the next Annual Meeting of Shareholders and until such successor is duly elected. In the absence of instructions to the contrary, the shares represented by proxy will be a vote FOR the nominees listed below. All the nominees are currently directors, and all have consented to be named and to serve if elected.

MANAGEMENT DOES NOT CONTEMPLATE THAT ANY OF THE NOMINEES WILL BE UNABLE TO SERVE AS A DIRECTOR. IN THE EVENT THAT PRIOR TO THE MEETING ANY VACANCIES OCCUR IN THE SLATE OF NOMINEES LISTED BELOW, IT IS INTENDED THAT DISCRETIONARY AUTHORITY SHALL BE EXERCISED BY THE PERSON NAMED IN THE PROXY AS NOMINEE TO VOTE THE SHARES REPRESENTED BY PROXY FOR THE ELECTION OF ANY OTHER PERSON OR PERSONS AS DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES NAMED BELOW.

A PLURALITY OF THE VOTES CAST AT THE MEETING IS REQUIRED TO ELECT EACH DIRECTOR.

CERTAIN INFORMATION REGARDING EACH NOMINEE FOR DIRECTOR IS GIVEN BELOW.

                                      MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

                             Director or Executive
Name                   Age   Officer Since            Position with the Company
----                   ---   -------------            -------------------------

SHELDON HOFFMAN         59   July 11, 1989            CEO and Director of the
                                                      Company and Alpha
                                                      Pro Tech, Inc.

AL MILLAR               54   July 11, 1989            President and Director of
                                                      the Company and Alpha Pro
                                                      Tech, Inc.

ROBERT ISALY            67   November 15, 1989        Director

JOHN RITOTA             45   December 18, 1991        Director

DONALD E. BENNETT, JR.  55   June 23, 1994            Director and President of
                                                      the Company's Apparel
                                                      Division

SHELDON HOFFMAN is a chartered accountant and has been a director and chief executive officer of the Company since July 11, 1989. Mr. Hoffman founded and was president of Absco Aerosols, Ltd., a custom manufacturer of aerosols and liquids, from 1967 to 1985 until that company was sold to CCL Industries, Inc. ("CCL"), a manufacturer of aerosol and liquid products and containers. Mr. Hoffman joined CCL from 1986 to 1987 as director of business development and then joined CCW Systems, Ltd., a water filter manufacturer, as president and chief executive officer. Mr. Hoffman devotes full time to the Company's operations.

ALEXANDER W. MILLAR has been a director of the Company since July 11, 1989 and president since August 1, 1989. Mr. Millar has spent over 20 years as a professional in sales and marketing including international marketing. Mr. Millar, in various sales capacities, including vice-president of sales, was associated with Mr. Hoffman at Absco Aerosols Ltd. from 1971 to 1985, when the business was sold to CCL. He then joined CCL as manager of business development for North America. In March, 1988, he formed Milmed International Distributors Limited to distribute the Company's products internationally. In 1989 Milmed gave up its rights to distribute these products internationally at which time Milmed ceased operations. Mr. Millar devotes full time to the Company's operations.

ROBERT ISALY has been a director of the Company since November 20, 1989. He was the owner of a nursery, Florida Bedding Plants Inc. from 1986 to 1992 and is currently an independent businessman.

JOHN RITOTA has been a director of the Company since December 18, 1991 and since 1981 to the present time has been operating a general dentistry practice, Ritota and Ritota, with his brother in Del Ray Beach, Florida.

DONALD E. BENNETT, JR. joined the Company on March 24, 1994 as President of its newly formed Apparel Division which was established to acquire the assets of Disposable Medical Products, Inc. ("DMPI"), a manufacturer of medical apparel items including bouffant caps, shoe covers, gowns, coveralls and lab coats. Mr. Bennett owned and operated DMPI for approximately twenty years prior to the Company's acquisition of its assets.

EXECUTIVE OFFICERS

Three of the executive officers of the Company, Sheldon Hoffman, Al Millar and Donald E. Bennett, Jr. are also directors and nominees, and are identified above. Information follows on the other current executive officers of the Company.

LLOYD HOFFMAN   (35) has been employed by the Company starting November 15, 1991 in the capacity of accountant and since early 1995 in the capacity of Vice President and Controller. From 1987 to 1991, Mr. Hoffman was a shareholder and was in charge of finance and administration at Software Concepts. Inc. a developer of software for association and magazine publishers.

MICHAEL SCHEERER (37) joined the Company on January 1, 1997 as Senior Vice President-Sales and Marketing. From 1990 to October 1992, Mr. Scheerer was Director of Sales-Development and Administration at Baxter Scientific Products. In October, 1992, he was named Vice President-Sales and Marketing for Baxter's Critical Environmental Solutions business. In September, 1995, Baxter Scientific Products was purchased by VWR Scientific Products, Inc. where Mr. Scheerer served as Vice-President Critical Environmental Solutions and New Business Ventures until joining the Company.

There are no family relationships between the above persons other than Lloyd Hoffman who is the son of Sheldon Hoffman.

SETTLEMENT WITH BRITISH COLUMBIA SECURITIES COMMISSION

On November 10, 1995, Sheldon Hoffman, a Director and CEO of the Company and Alexander Millar, a Director and President of the Company settled all outstanding matters pending before the British Columbia Securities Commission (the "BCSC"), which were commenced in March 1992 by the British Columbia Superintendent of Brokers ("Superintendent"). The settlement provides that as to each of Messrs. Hoffman and Millar: a Cease Trade Order as to sales by them of the Company's securities in British Columbia shall remain in effect for 2 years; each shall be prohibited from becoming or acting as a director or officer of any British Columbia reporting issuer, other than the Company, until such time as they have successfully completed a course of study satisfactory to the Superintendent concerning the duties of directors and officers of reporting issuers; full payment to the BCSC shall have been made of $ 29,000 as to Hoffman and $ 14,500 as to Millar; and the Superintendent consents to their acting in the capacity of a director or officer of a British Columbia reporting issuer. All matters pending as to Robert Isaly, a Directory of the Company, were dropped. The payments to the BCSC are being made monthly over a two year period ending in December, 1997. Messrs. Millar and Hoffman are enrolled in a course of study scheduled to begin and be completed during the months of September and October, 1997.

                                PRINCIPAL SHAREHOLDERS

The following table sets forth certain information as of May 7, 1997 with respect to shares of Common Stock of the Company beneficially owned by each director of the Company, each nominee for director, each executive officer of the Company, by all officers and directors as a group, and by persons known to the Company to be beneficial owners of more than 5% of the Company's Stock.

Directors, Executive Officers          Number of Shares
And 5% Shareholders                    Beneficially Owned       Percent of Class
-------------------                    ------------------       ----------------

Cede & Co.                             13,166,337               55.5%
Box 20 Bowling Green Sta.
New York, N.Y.
U.S.A. 10004

Al Millar, President and Director       1,393,067  (1)  (8)      5.4%
423 Herridge Circle
Newmarket, Ontario
L3Y 7H7
Canada

Sheldon Hoffman, CEO                    1,102,457  (2) (8)       4.3%
and Director

Hoffman Family Trust                      420,091  (8)           1.81%

Robert H. Isaly, Director                 665,613  (3)           2.6%

John Ritota, Director                     190,194  (4)          **

Lloyd Hoffman, VP & Controller            323,000  (5)           1.2%

Donald E. Bennett, Jr., Pres.,            263,334  (6)           1.0%
Apparel Division of Company

Michael Scheerer                           10,000  (7)          **
Sr. VP-Sales and Marketing

All Directors and Officers              4,037,665               15.6%
as a Group (7 persons)

*This company is nominee for beneficial owners of these shares whose identity is unknown to the Company.

** Less than 1%


(1) Includes 300,000 options currently exercisable at $0.75 per share, expiring October 27, 1998; 200,000 currently exercisable options at $1.34 per share, expiring December 21, 2000; 100,000 options currently exercisable at $.97 per share expiring January 5, 2002; and includes 44,198 shares and currently exercisable options to purchase 35,000 shares at $0.75 per share owned beneficially by Mr. Millar's wife as to which Mr. Millar denies beneficial ownership.*

(2) Includes 300,000 currently exercisable options at $0.75 per share, expiring October 27, 1998; 200,000 options currently exercisable at $
    1.34 per share, expiring December 21, 2000; 100,000 currently exercisable options to purchase at $.97 per share expiring January 5, 2002; and includes 42,821 shares owned beneficially by Mr. Hoffman's
    wife, as to which Mr. Hoffman denies beneficial ownership.   Does not
    include 420,051 shares held by Hoffman Family Trust, as to which Mr. Hoffman denies beneficial ownership. The beneficiaries of the Hoffman Family Trust are Mr. Hoffman's wife and their two children. Mr. Hoffman does not have the power to vote or dispose of the shares held by the Trust.*

(3) Includes 141,523 shares owned beneficially by Mr. Isaly's wife, as to which Mr. Isaly denies beneficial ownership; 108,000 currently exercisable options at $0.75 per share, expiring October 27, 1998; and 50,000 options currently exercisable at $1.34 per share expiring December 21, 2000; 50,000 currently exercisable options at $.97 per share, expiring January 5, 1997, and 100,000 options currently exercisable at $.97 per share, expiring January 5, 2002.*

(4) Includes currently exercisable options to purchase 50,000 shares at $0.75 per share, expiring October 27, 1998; 50,000 currently exercisable options at $1.34 per share expiring December 21, 2000; and includes 2,000 shares held by Mr. Ritota's wife as to which Mr. Ritota denies beneficial ownership; 50,000 currently exercisable options at $.97 per share, expiring January 5, 1997 and 100,000 options currently exercisable at $.97 per share, expiring January 5, 2002.*

(5) Includes 135,000 options currently exercisable at $0.75 per share, expiring October 27, 1998, 25,000 options currently exercisable at $1.34 per share expiring December 21, 2000; 50,000 currently exercisable options at $.97 per share, expiring January 5, 1997 and 100,000 options currently exercisable at $.97 per share, expiring January 5, 2002; and 5,000 shares beneficially owned by Mr. Hoffman's wife, as to which Mr. Hoffman denies beneficial ownership. Mr. Hoffman disclaims beneficial ownership with respect to any shares of the Company held in the Hoffman Family Trust (see (2) above), except to the extent of his pecuniary interest therein.* See "Certain Relationships and Related Transactions."

(6) Includes 100,000 options currently exercisable at $1.00 per share, 50,000 of which expire on April 29, 1999 and 50,000 of which expire on December 31, 1999; 25,000 currently exercisable options at $2.03 per share, expiring June 22, 2000; 25,000 options currently exercisable at $1.34 per share, expiring December 21, 2000; and 6667 Warrants currently exercisable at $.75 per share, expiring March 1, 1999.*

(7) Includes 100,000 options currently exercisable at $0.875 per share expiring December 21, 2001. See "Management-Employee Arrangements."*

(8) Pursuant to an escrow agreement made in June 1989 between the National Trust Company, the Company and certain shareholders of Alpha Pro Tech, Ltd. (the ("Escrow Agreement"), 3,150,000 of the Company's shares are held in escrow by the National Trust Company, Vancouver, B.C., and are subject to certain performance criteria before they are released. The Escrow Agreement provides that the shares will be released to the shareholders, pro rata, on the basis of one share for each $0.30 of Net Cumulative Cash Flow (as defined in the Escrow Agreement) in any fiscal period commencing June 1, 1989. The Escrow Agreement was a condition of an agreement relating to the purchase of certain assets by the Company to commence the manufacturing and marketing of its products, and a requirement of the Vancouver Stock Exchange. The shareholders pursuant to the Escrow Agreement included the following persons named in the foregoing table in the following amounts: Al Millar as to 675,000 shares; Sheldon Hoffman as to 337,500 shares; Hoffman Family Trust as to 337,500 shares; Irving Bronfman as to 675,000 shares and Robert Isaly, on behalf of various persons, as to 450,000 shares. In December, 1996 the rights to those shares were exchanged for 2,475,000 newly issued shares free of the Escrow Agreement. See "Certain Transactions." The balance of 675,000 shares were owned by John Russell and are deemed to be cancelled.

* A currently exercisable option or warrant is one which is exercisable within 60 days from the date hereof.

Percentages are based on 23,763,441 Common Shares of the Company outstanding on March 31, plus the number of shares underlying currently exercisable options and warrants held by the identified director or officer.

Messrs. Sheldon Hoffman, Al Millar and Lloyd Hoffman are residents of Canada and Messrs. Ritota, Isaly, Bennett and Scheerer reside in the United States.

DIRECTOR'S MEETINGS

The Board of Directors of the Company met five (5) times during the year ended December 31, 1996. In 1996 the Company had no standing nominating or compensation committees, these matters being handled by the entire Board of Directors. In 1993, the Board of Directors of the Company formed an Administrative Committee for the 1993 Stock Option Plan for Directors consisting of Messrs. Al Millar and Sheldon Hoffman which recommends granting of non-qualified stock options to non-employee directors. The Board of Directors also has an Audit Committee which reviews the scope and plan of the annual audit, reviews the audit results and report thereon, oversees action taken by the Company's independent auditors and reviews the Company's internal controls. The Company's Audit Committee sits for a term of one year and a new audit committee is formed each year following the annual meeting. In 1996, the Audit Committee was composed of Messrs. Hoffman, Isaly and Ritota. One meeting of the Audit Committee was held in 1996.

In addition to participation at Board and Committee Meetings, the Company's directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with the CEO and others regarding matters of interest and concern to the Company.

COMPENSATION OF DIRECTORS

Directors who are not officers of employees of the Company ("Outside Directors") are reimbursed for their direct expenses incurred in attending a meeting.

                                EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE

In 1996, the Company's executive compensation program was administered by the Board of Directors. The entire Board makes recommendations on two of the three key components of the Company's executive compensation program, base salary and contractual incentive awards, and the Outside directors recommend and award the long-term incentives.

The Company's executive compensation program is structured to help the Company achieve its business objectives by:

    - providing compensation opportunities that will attract, motivate and retain highly qualified managers and executives

    - linking executives' total compensation to company and individual job performance

    - providing an appropriate balance between incentives focused on achievement of annual business plans and longer term incentives tied to increases in shareholder value

The Company's executive compensation program is designed to provide competitive compensation opportunities for all corporate officers. The Company's total compensation levels falls in the low to middle of the range of rates paid by other employers of similar size and complexity, although complete comparative information is not easily obtainable.

BASE SALARIES

The Company's salary levels are intended to be consistent with competitive practices and levels of responsibility, with salary increases reflecting competitive trends, the overall financial performance of the Company, and the performance of the individual.

CONTRACTUAL INCENTIVE AWARDS

Pursuant to the executive compensation program, the Company has contracted to provide two of its executive employees with profit participation incentive compensation. Messrs. Millar and Hoffman are each entitled to a cash incentive participation equal to 5% of the consolidated annual pre-tax profits of the Company.

STOCK OPTIONS

The Company periodically grants incentive and non-qualified stock options to purchase the Company's Common Stock in order to provide certain Compensation to key employees of the Company and its subsidiaries with a competitive total compensation package and to reward them for their contribution to the Company's short and long-term stock performance. These stock options are designed to align the employees' interest with those of the shareholders. All options have an option price that is not less than the fair market value of the stock on the date of grant. The terms of the options and the dates after which the become exercisable are established by the Board with respect to incentive stock options, within the parameters of the 1993 Incentive Stock Option Plan and by the Administrative Committee with respect to the 1993 Stock Option Plan for Directors. The Company does not grant stock appreciation rights.

1996 COMPENSATION

The CEO, President and President of the Company's Disposable Apparel Division are compensated on a salary and pay-for-performance approach. Taken into consideration are overall Company performance in attaining annual growth in revenues, the addition or development of new and enhanced products, pretax earnings, and the achievement of short and long term goals of the Company's business as established in its five year plan. Messrs. Hoffman and Millar's salaries were increased in 1996 from its previous level of $ 115,000 to $ 141,000 and $ 131,000, respectively. No contractual incentive awards were paid for in 1996.

COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE OF 1986

DEDUCTIBILITY OF COMPENSATION   Effective January 1, 1994, the Internal Revenue
Service under Section 162 (m) of the Internal Revenue Code will generally deny the deduction of compensation paid to the Chairman and the four other highest paid executive officers required to be named in the Summary Compensation Table to the extent such compensation exceeds $ 1 million per executive per year subject to an exception for compensation that meets certain "performance-based" requirements. Whether the Section 162 (m) limitations with respect to an executive will be exceeded and whether the Company's tax deduction for compensation paid in excess of the $ 1 million limit will be denied will depend upon the resolution of various factual and legal issues that cannot be resolved at this time. As to options granted under the 1993 Incentive Stock Option Plan, the Committee intends to qualify to the extent practicable, such options under the rules governing the Section 162 (m) limitation so that compensation attributable to such options will not be subject to limitation under such rules. As to other compensation, while it is not expected that compensation to executives of the Company will exceed the Section 162 (m) limitation in the foreseeable future (and no officer of the Company received compensation in 1994 which resulted under Section 162 (m) in the non-deductibility of such compensation to the Company), various relevant considerations will be reviewed from time to time, taking into account the interests of the Company and its Shareholders, in determining whether to endeavor to cause such compensation to be exempt from the Section 162 (m) limitation.



                        Respectfully submitted,



                        Sheldon Hoffman, Chief Executive Officer
                        Al Millar, President
                        Donald E. Bennett, Jr.
                        Robert H. Isaly
                        John Ritota

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Membership of the Compensation Committee is set forth under "Report of the Compensation Committee." Except with respect to their compensation arrangements, Mr. Hoffman, CEO and Mr. Millar, President, participated in executive compensation deliberations and recommendations of the Board of Directors.

SUMMARY COMPENSATION TABLE

The following table sets forth the aggregate cash and cash equivalent forms of compensation paid by the Company during the last three fiscal years for services in all capacities to those persons who were as of December 31, 1996, the Chief Executive Officer and each of the most highly compensated executive officers (a
total of two persons), to the extent each earned more than   $ 100,000 in salary
and bonus ("Named Officers").

                                  ANNUAL COMPENSATION    LONG TERM COMPENSATION
                                         AWARDS


Name and                                                 Other           Shares
Principal                                                Annual          Underlying                 All Other
Position           Year      Salary($)      Bonus ($)    Compensation    Options        #           Compensation($)
--------           ----      ---------      ---------    ------------    -------        ---         ---------------
Sheldon Hoffman    1996      141,000        ---          ---             ---            ---         4,500
CEO                1995      115,000        ---          ---             ---            200,000     4,500
                   1994      100,000        ---          ---             ---            ---         4,500

Al Millar          1996      131,000        ---          ---             ---            ---         7,500
President          1995      115,000        ---          ---             ---            200,000     7,500
                   1994      100,000        ---          ---             ---            ---         7,500


OPTION GRANTS FOR FISCAL YEAR 1995

There were no stock option grants under the 1993 Incentive Stock Option Plan which were made for the fiscal year ended December 31, 1996 to the Named Officers.

EMPLOYMENT ARRANGEMENTS

Messrs. Hoffman and Millar receive annual car allowances of $ 4,500 and $ 7,500, respectively.

Messrs. Hoffman and Millar are also entitled to a combined bonus equal to 10% of the pre-tax net profits of the Company (5% to each). No bonus was earned with respect to the fiscal years ended December 31, 1994, 1995 or 1996.

DONALD E. BENNETT, JR., entered into a three year employment agreement with the Company in March 1994 as President of the newly formed Apparel Division providing for an annual salary of $ 65,000, a $ 700 per month automobile allowance and 15% of the Division's net profit before taxes. During 1995 the agreement was amended to eliminate the 15% of net profits provision and to increase his annual salary to $100,000.

MICHAEL SCHEERER entered into a three (3) year employment agreement with the Company as of January 1, 1997 as Senior Vice President-Sales and Marketing, providing for an annual salary of $ 112,500. Mr. Scheerer is also entitled to a cash bonus based upon actual earnings for the year as a percentage of projected net income, ranging from $ 30,000.00 if 80% of projected earnings are achieved to $ 200,000 if 200% or more of projected earnings are achieved. If actual earnings are 100% of projected net income in any year of the agreement, the agreement shall automatically be extended for an additional two years. Mr. Scheerer was also granted a five (5) year incentive stock option to purchase up to 100,000 shares of Common Stock at $.875 per share, the fair market value on the date of grant. He is also entitled to receive additional incentive stock options in each year of the agreement based on the actual earnings as a percentage of projected earnings, as follows:

Actual Earnings                        Number of
as a % of projected Earnings           Options
----------------------------           -------

    80%                                60,000
    90%                                80,000
    100%                               100,000

STOCK OPTIONS PLANS

INCENTIVE STOCK OPTION PLAN

The Company has an Incentive Stock Option Plan (the "Plan") for Officers and other Key Employees with 2,100,000 shares reserved for grant thereunder. The Plan, which was adopted by the Board of Directors in October, 1993 was approved by Shareholders at the Annual Meeting in June 1994. The Plan is administered by the Board of Directors which selects the employees to whom the options are granted, determines the number of shares subject to each option, sets the time or times when the options will be granted, determines the time when the options may be exercised and establishes the market value of the shares. The Plan provides that the purchase price under the option shall be at least 100 percent of the fair market value of the shares of the Company's Common Stock. The options are not transferrable. There are limitations on the amount of incentive stock options that an employee can be granted in a single calendar year. The terms of each option granted under the Plan is determined by the Board of Directors, but in no event may such term exceed ten years. Between October 28, 1993 and December 31, 1995, five-year options covering an aggregate of 1,859,000 shares were granted to 32 employees at an average exercise price of $0.957 per share. 87,000 options were granted in 1996.

At the Company's Annual Meeting of Shareholders, scheduled for June 20, 1997, shareholders are being asked to increase the number of shares reserved for grant to 3,000,000.

Included in those employees to whom options were granted are the following executive officers:


NAME                              NUMBER OF OPTIONS GRANTED
----                              -------------------------

Al Millar, President              500,000
Sheldon Hoffman, CEO              500,000
Donald Bennett, President         150,000
Apparel Division

In addition, Donna Millar, an employee of the Company and the wife of Al Millar, President, was granted an option to purchase 35,000 shares and Lloyd Hoffman, an officer of the company and the son of Sheldon Hoffman, was granted an option to purchase 235,000 shares.

DIRECTORS STOCK OPTION PLAN

The Board of Directors of the Company in October 1993 approved the 1993 Directors Stock Option Plan (the "Directors Plan") covering an aggregate of 600,000 shares of Common Stock. The Board of Directors or a Committee thereof administers the Directors Plan. Directors of the Company who are not employees of the Company are eligible to participate in the Plan. Each option granted will have an exercise price equal to fair market value on the date of grant. As of December 31, 1995 options covering an aggregate of 400,000 shares had been granted to 5 directors and two former directors at an average exercise price of $ 1.02 per share as follows. No options were granted in 1996:

NAME               OPTION DATE         EXPIRATION DATE     NUMBER OF SHARES

Robert Isaly       12/21/95            12/21/2000          50,000
Robert Isaly       10/28/93            10/27/98            108,000
John Ritota        12/21/95            12/21/2000          50,000
John Ritota        10/28/93            10/27/98            50,000
Irving Bronfman**  10/28/93            10/27/98            5,000 (1)
Hans Rieder*       10/28/93            10/27/98            42,000 (1)
Robert Gayton**    10/28/93            10/27/98            25,000 (1)
Jim Rothstein***   06/23/95            06/22/2000          25,000
Jim Rothstein***   12/22/95            12/21/2000          25,000

The Company does not have any pension, profit sharing or similar plans established for its employees, other than the bonus payable to Messrs. Hoffman, Millar and Scheerer described above.


------------------------

*   Retired as a director on June 24, 1994
**  Retired as a director on June 23, 1995
*** Did not stand for re-election at June 21, 1996 Annual Meeting

(1)      These options were exercised

                                       [GRAPH]




                       ----------------FISCAL YEAR ENDING--------------------

COMPANY                1991      1992      1993      1994      1995      1996

ALPHA PRO TECH, LTD.    100    158.18     22.73     29.55     52.27     35.27
INDUSTRY INDEX          100     86.16     70.16     75.53    113.88    109.79
BROAD MARKET            100    100.98    121.13    127.17    164.96    204.98


---------------------------------
THE ABOVE GRAPH COMPARES THE FIVE-YEAR CUMULATIVE RETURN OF THE COMPANY WITH THE COMPARABLE RETURN OF TWO INDICES. THE INDUSTRY INDEX REPRESENTS THE INDUSTRY OR LINE-OF-BUSINESS OF THE COMPANY. THE GRAPH ASSUMES $100 INVESTED ON JANUARY 1, 1992. THE COMPARISON ASSUMES THAT ALL DIVIDENDS ARE REINVESTED.

THE INDUSTRY INDEX REPRESENTS THE ORTHOPEDIC, PROSTHETIC AND SURGICAL APPLIANCES DIVISION, COMPRISED OF 46 CORPORATIONS, COMPILED FROM THE SIC CODE WITHIN WHICH THE COMPANY IS LISTED.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of January 31, 1996 Messrs. Millar and Sheldon Hoffman loaned $ 28,245 and $ 50,000 respectively to the Company. The terms of the loan provided for a Note to each of Messrs. Millar and Hoffman, payable on demand, bearing interest at 15% per annum, to be secured by and repaid from the proceeds of an anticipated income tax refund of approximately $ 168,000. In addition, Messrs. Millar and Hoffman were issued Warrants to purchase 46,840 and 48,544 shares respectively of the Company's Common Stock at $ 1.03 per share, the fair market value of the Common Stock on the date of issuance of the Warrant. The Warrants expired on January 31, 1997. The loans and accrued interest were repaid in the first quarter of 1997.

Exchange of Escrow Shares

The business currently being conducted by the Company is an outgrowth of an agreement made as of the 5th day of April, 1989 amongst John Russell (the inventor of certain products currently being manufactured, marketed and distributed by the Company), Al Millar (currently president and a director of the Company), Sheldon Hoffman (currently chief executive officer and a director of the Company), Robert Isaly, Irving Bronfman, (respectively a current and former director of the Company), BFD Inc. (an Alabama corporation), 779199 Ontario Inc. (a corporation owned by Sheldon Hoffman and Irving Bronfman), Milmed International Distributors Limited (a company owned by Al Millar), and the Company (which was then known as Canadian Graphite Ltd.), pursuant to which the Company purchased all the assets, patents, trade secrets, inventory, goodwill and other properties owned by such parties (the "Assets") in exchange for issuing an aggregate of 3,500,000 shares of its common stock to manufacture, among other items, certain transparent eye protection products utilizing an optical-grade polyester film, (the "Acquisition Agreement").

Essentially, this was considered a "reverse acquisition" in that the owners of the assets were in control of the Company after the issuance of the 3,500,000 shares. It was a requirement of the Vancouver Stock Exchange ("VSE") (on which stock exchange the Company's shares were then listed) in these types of transactions that a certain percentage of the newly issued shares were to be held in escrow, the ultimate amount to be determined by the VSE after negotiations with the owners of the assets.

Consequently, an escrow agreement was entered into in June 1989 between the National Trust Company, the Company and certain shareholders of Alpha Pro Tech, Ltd. (the "Escrow Agreement"), pursuant to which 3,150,000 of the Company's shares were held in escrow by the National Trust Company, Vancouver, B.C., and are subject to certain performance criteria before they are released. The Escrow Agreement provides that the shares will be released to the depositing shareholders, pro rata, on the basis of one share for each $0.30 of Net Cumulative Cash Flow in any fiscal period after June 1, 1989.

"Net Cumulative Cash Flow" is defined as:

(a) the Cash Flow of the Company from the sale of products in fiscal periods
    commencing     June 1, 1989; from

(b) plus, in the case of fiscal periods later than the 1989 fiscal year of the
    Company the    aggregate of the Cash Flow in each such fiscal period from
    and after the 1989 fiscal year     of the Company.

"Cash Flow" means net, after tax, profit for the appropriate period by adding to the net profit the following add-backs:

(a) depreciation;
(b) depletion;
(c) deferred taxes;
(d) amortization of goodwill;
(e) amortization of research and development costs

All of the foregoing are to be derived from the Company's audited financial statements.

The shareholders participating in the Escrow Agreement included the following persons in the following amounts: Al Millar, President and Director of the Company as to 675,000 shares; Sheldon Hoffman, CEO and a Director of the Company as to 337,500 shares; Hoffman Family Trust (a trust for the benefit of members of Sheldon Hoffman's family), as to 337,500 shares; Irving Bronfman, a former Director of the Company as to 675,000 shares and Robert Isaly, currently a Director of the Company, on behalf of various persons, as to 450,000 shares.
The balance of 675,000 shares were owned by John Russell, the inventor of certain products currently being manufactured by the Company, the rights to which were purchased by the Company in June, 1989. These 675,000 shares were cancelled pursuant to a Litigation Settlement Agreement dated August 19, 1994,
the terms of which provided for the payment by the Company of        $ 260,000
to Mr. Russell and the cancellation of the 675,000 shares.

On December 30, 1996, the Board of Directors of the Company, (including Messrs. Millar, Hoffman and Isaly who constitute a majority of the board) authorized the issuance of 2,475,000 shares of its Common Stock in exchange for all rights to the 2,475,000 shares of Company Common Stock owned by Al Millar, President, Sheldon Hoffman, CEO, the Hoffman Family Trust, Irving Bronfman and Robert Isaly, ("Exchanging Shareholders"), and which are subject to the existing Escrow Agreement. The Common Stock issued is identical in all respects to the rights to the Common Stock surrendered by the Exchanging Shareholders. Common Stock of the Exchanging Shareholders which is subject to the Escrow Agreement of June, 1989 was treated as issued and outstanding, has full voting rights, is entitled to receive all dividends but have been excluded in computing earnings per share because the effect of including them would be anti-dilutive. These shares are being treated as "cancelled" on the books and records of the Company.

Therefore, the issuance of the shares to the Exchanging Shareholders does not change any of the rights and privileges of the Exchanging Shareholders nor increase their beneficial ownership, nor would there be an effective change to the capitalization of the Company. The number of shares issued and outstanding after the issuance is the same as that outstanding prior to the transaction. The fair value of the newly issued shares, $ 2,204,000, (based on the average between the closing bid and asked price of the Common Stock in the over-the-counter market on December 30, 1996) is, however, a charge to earnings for 1996 which will result in an increase to accumulated deficit. Simultaneously, there was a credit (increase) to paid in capital resulting in shareholders equity remaining unchanged.

The Escrow Agreement also provides that the shares now held in escrow would be released to the shareholders pro rata if certain performance criteria noted above, are met, and that any shares not so released before April 5, 1999 would be surrendered to the Company for cancellation at that time.

The Board issued the shares free of any escrow arrangement because it is the Board's belief that the current escrow terms do not give any weight to certain achievements the Company has attained since these conditions were imposed, notwithstanding that the Company has failed to record profits or to increase stockholders equity in any material amount in the last several years, and that it wrote off $ 4,922,000 of intangible assets and reported a net loss of $ 5,971,000 for the year ended December 31, 1995. Since the time that the escrow conditions were imposed, it is the Board's opinion that those persons whose shares are in escrow including Irving Bronfman, a former director, have made valuable contributions to the Company's substantial and measurable growth including seeking out and consummating suitable acquisitions of companies, assets and products; raising the working capital necessary to fund the operations of the Company; increasing sales from approximately $ 310,000 per year in 1991 to $ 13,031,000 as at December 31, 1995, and $ 14,863,000 for the
year ended December 31, 1996; and expanding the business from one manufacturing facility and 20 employees in 1989 to approximately 471 employees in six manufacturing facilities as of December 31, 1996.

The issuance of the shares has the effect of permitting the Escrowees to alienate their shares at such time as were issued to the Exchanging Shareholders. As to Messrs. Hoffman and Millar, pursuant to the above referenced settlement with the BCSC, they cannot sell any shares of the Company's Common Stock in British Columbia for the two (2) year period ending November 9, 1997.

The Board did not seek shareholders approval with respect to this transaction. Neither the laws of the Company's state of incorporation (Delaware) nor any federal laws require shareholder approval. Furthermore, no regulatory approval was obtained or required with respect to the transaction in either the United States or Canada. The principal reasons for not seeking shareholder approval are: any increase in the market value of the Company's Common Stock would increase the charge to earnings; the calling and holding of a Special meeting would incur costs of approximately $ 75,000 and waiting for an Annual Meeting could further subject the transaction to the risk of an increase in per share market value.

The Escrowed Shares have been treated as cancelled on the books and records of the Company and its Transfer Agent. The Company does not believe Canadian regulatory approval is required, and has not sought any approval. The Company has requested the Escrow Agent to cancel the Escrow Shares on its books and records which request was also made by the Exchanging Shareholders. Regardless of whether the Escrow Agent complies with such requests, the Company is entitled to treat the Escrow Shares as cancelled. Each Exchanging Shareholder has entered into an agreement with the Company relinquishing all rights, title and interest of any kind whatsoever they have or ever had to the Escrow Shares.

The Common Stock received by the Exchanging Shareholders are "Restricted securities", as that term is defined under Rule 144 promulgated under the Securities Act of 1933, and the shares issued in this transaction are subject to Rule 144 rather than for the one year holding period. In general under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions of Rule 144, a person, including an affiliate of the Company (or persons whose shares are aggregated), who has owned restricted securities of the Company beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if the Common Stock is quoted on NASDAQ, a national securities exchange or a consolidated transaction reporting system, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three-months immediately preceding the sale and who has beneficially owned restricted shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above. The Exchanging Shareholders do not have any registration rights with respect to the shares issued to them.

During the last three Fiscal years, each of the Escrowees would not have been eligible to receive any shares out of Escrow applying the formula in the Escrow Agreement.

PROPOSAL 2.

                    AMENDMENT TO 1993 INCENTIVE STOCK OPTION PLAN


On October 27, 1993, the Board of Directors of the Company adopted the Alpha Pro Tech, Ltd., 1993 Incentive Stock Option Plan (the "Plan") which was approved by the Shareholders at the 1994 Annual Meeting. The Plan is designed to qualify as an "incentive stock option plan" under Section 422A of the Internal Revenue Code. Under the Plan, the Company's Board of Directors or the Company's Stock Option Committee was originally authorized to grant option to purchase up to 1,600,000 shares of Common Stock to key employees of the Company and its subsidiaries, including officers, which amount was increased to 2,100,000 by a vote of shareholders at the 1996 Annual Meeting. See "Executive Compensation - Stock Option Plans" for a description of the Plan.

The Plan is intended to induce new executives to become associated with the Company, and to provide a closer identity of interest between present key employees and the Company by encouraging their ownership of Common Stock of the Company. Consistent with this intention the Board of Directors believed it would be in the best interest of the Company and its shareholders to further increase the number of shares available under the Plan from the previous amount of 2,100,000 and voted to increase the number of shares to 3,000,000 subject to shareholder approval.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE FOLLOWING RESOLUTION, APPROVAL OF WHICH REQUIRES AN AFFIRMATIVE VOTE OF A MAJORITY OF SHARES PRESENT IN PERSON OR REPRESENTED BY PROXY.

    "RESOLVED", that the first sentence of paragraph 8 of the 1993 Incentive Stock Option Plan adopted by the Board of Directors in 1993 and approved by a
majority of the    shareholders in June 1994 be amended to read as follows:

    8.   Stock Subject to the Plan; Effect of Recapitalization, Merger, Etc.
         -------------------------------------------------------------------

         (a) Shares which may be subject to Options Granted. Subject to adjustments made pursuant to subsection (b) of this Section 8 the total number of shares which may be granted under the Plan (which shares may be authorized but unissued shares or treasury shares) is 3,000,000 shares of common stock without par value.

PROPOSAL 3.

                        APPOINTMENT OF INDEPENDENT ACCOUNTANTS


Management proposes the appointment of Price Waterhouse, LLP as independent accountants to examine the financial statements of the Company for the fiscal year 1997. The Board of Directors has directed that such appointment be submitted for ratification by the Shareholders at the Meeting.

Price Waterhouse has served as the independent accountants for the Company since 1992. A representative of Price Waterhouse, LLP is expected to be present at the Meeting and will have the opportunity to make statements if he desires to do so and will be available to respond to appropriate questions.

The affirmative vote of a majority of the Common Shares present, in person or by proxy, is required for ratification of the appointment of Price Waterhouse, LLP as the independent accountants.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE. RATIFICATION REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF SHARES PRESENT IN PERSON OR REPRESENTED BY PROXY.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such forms furnished to the Company, or written presentation that no other reports were required, the Company believes that during 1996 all Section 16(a) filing requirements applicable to its officers and directors were complied with.

                                    ANNUAL REPORT

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE MAILED WITHOUT CHARGE TO SHAREHOLDERS UPON REQUEST. REQUESTS SHOULD BE ADDRESSED TO THE COMPANY AT 60 CENTURIAN DRIVE, SUITE 112, MARKHAM, ONTARIO L3R 9R2, CANADA, ATTENTION: SHELDON HOFFMAN, CEO. THE FORM 10-K INCLUDES CERTAIN EXHIBITS WHICH WILL BE PROVIDED ONLY UPON PAYMENT OF A FEE COVERING THE COMPANY'S REASONABLE EXPENSES.

                                   FUTURE PROPOSALS

The 1998 Annual Meeting is expected to be held on Friday, June 19, 1998. If any member wishes to submit a proposal for inclusion in the Proxy Statement for the Company's 1998 Annual Meeting, the rules of the United States Securities and Exchange Commission require that such proposal be received at the company's principal executive office by December 31,1997.

                                    OTHER MATTERS

Management knows of no other matters to come before the meeting other than those referred to in the Notice of Meeting. However, should any other matters properly come before the meeting, the shares represented by the proxy solicited hereby will be voted on such matters in accordance with the best judgment of the persons voting the shares represented by the proxy.

                          BY ORDER OF THE BOARD OF DIRECTORS



                                     "AL MILLAR"
                                      President

                                ALPHA PRO TECH, LTD.,

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Al Millar, Sheldon Hoffman and Robert Isaly, and each of them individually with the power of substitution, as Proxy or proxies of the undersigned, to attend and act for and on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held at Rio Rico Resort and Country Club, 1069 Camino Caralampi, Rio Rico, Arizona 85648 on June 20, 1997 at 10:00 A.M. local time and at any adjournment thereof, hereby revoking any prior Proxy or proxies. This Proxy when properly executed will be voted as directed herein by the undersigned. IF NO DIRECTION IS MADE, SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS NAMED IN THE PROXY AND FOR PROPOSALS 2 AND 3.

                (CONTINUED, AND TO BE DATED AND SIGNED ON OTHER SIDE)

              Please mark your
 / X /        votes as in this
              example.

1.  To elect as directors all the persons named below:

         Al Millar                Robert Isaly
         Sheldon Hoffman          John Ritota
         Donald E. Bennett, Jr.

         For: /   /          Withhold Vote: /   /

    For, except vote withheld from the following nominee(s)

    --------------------------------------------------------------------

2.  Proposal to amend 1993 Stock Option Plan

         For: /   /     Against: /   /      Abstain: /   /

3.  To appoint Price Waterhouse, LLP, as Independent Accountants of the Company

         For: /   /     Against: /   /      Abstain: /   /

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Date, sign and return the Proxy Card promptly using the enclosed envelope.


    (Signature should conform exactly to name on this proxy.  Where shares are
held by joint tenants, both should     sign. Executors, administrators,
guardians, trustees, attorneys and officers signing for corporations should give full title).





    Dated:________________________________, 1997


    ______________________________________
           Signature


    ______________________________________
      Signature if held jointly